RECORDING REQUESTED BY:

AND WHEN RECORDED RETURN TO:

East West Bank

135 N. Los Robles, 2nd Floor

Pasadena, California 91101

Attention: Kathleen Kwan

COLLATERAL ASSIGNMENT OF DEED OF TRUST

The undersigned, EVEREST PROPERTIES II, LLC, a California limited liability company (“Assignor”), hereby assigns, transfers and sets over to EAST WEST BANK, a California banking corporation (“Assignee”), as collateral security for obligations owing from Assignor to Assignee, all of Assignor’s interest in the Deed of Trust and Security Agreement dated as of August 1,2001 executed by Sunwood Village Joint Venture, Limited Partnership, a Nevada limited partnership, for the benefit of First Union National Bank, a national banking association, which was recorded on August 2, 2001 in Book No. 20020802, Document No 01912 in the real property records of Clark County, Nevada.

Dated: As of April 23, 2007

EVEREST PROPERTIES II, LLC, a California limited liability company
By:	EVEREST PROPERTIES, LLC, a California limited liability company, its Manager
	By:	/S/ W. ROBERT KOHORST
W. Robert Kohorst President

ACKNOWLEDGMENT

STATE OF CALIFORNIA

COUNTY OF LOS ANGELES

On April 23rd, 2007, before me, Lisa L. Longo, a Notary Public, personally appeared W. Robert Kohorst, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/S/ LISA L. LONGO
Notary Public